Exhibit 99.1

BrainStorm Announces Completion of Reverse Split of Common Stock, a Key Step for Uplisting on the NASDAQ

NEW YORK & PETACH TIKVAH, (Israel) – September 16, 2014 - BrainStorm Cell Therapeutics (OTCQB: BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, today announced that at 11:59 p.m. on September 15, 2014, (the "Effective Date"), it effected a one (1) for fifteen (15) reverse split of its issued and outstanding common stock (the "Reverse Split") as a step toward the Company's intention to have its common stock listed on the NASDAQ Capital Market.

"We view the Reverse Split as an important step in BrainStorm's corporate development. The maintenance of a minimum closing price of $3.00 for at least five (5) trading days would fulfill the share price requirement for an uplisting to NASDAQ," said Tony Fiorino, Chief Executive Officer of BrainStorm. He continued, “Our investors strongly supported this initiative at our August 14, 2014 Annual Stockholder Meeting, and I am pleased that we have moved quickly towards this goal.”

BrainStorm initiated the reverse split pursuant to an amendment to its Certificate of Incorporation filed with the Secretary of State of Delaware on September 15, 2014, which became effective at 11:59 p.m. on September 15, 2014. As of the Effective Date, fifteen (15) shares of issued and outstanding common stock were converted into one share of common stock. The BCLI common stock will trade under a new CUSIP number of 10501E201. The Company's ticker symbol, “BCLI” will remain unchanged, however, the ticker symbol will be represented as “BCLID” for 20 trading days commencing on September 16, 2014 to designate the Reverse Split.

As a result of the Reverse Split, the total issued and outstanding common shares will be reduced from approximately 228.2 million shares to approximately 15.2 million, subject to adjustment for fractional shares. No fractional shares are to be issued. BrainStorm will pay cash in lieu of issuing fractional shares in connection with the reverse split based on the average of the closing trading prices of the common stock (as adjusted to reflect the reverse stock split) during regular trading hours for the five trading days immediately preceding the effective time of the reverse stock split, as listed on the OTC Bulletin Board. It is not necessary for stockholders holding shares of the Company's common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the Reverse Split, although stockholders may do so if they wish. Stockholders should direct any questions concerning the Reverse Split to their broker or the Company's transfer agent, American Stock Transfer & Trust Company, LLC, at (877) 248-6417.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn™ technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement – Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”, and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

CONTACTS

BrainStorm Cell Therapeutics, Inc.	LifeSci Advisors, LLC
Tony Fiorino, MD, PhD	Michael Rice
Chief Executive Officer	Founding Partner
Phone: (646) 666-3188	Phone: 646-597-6979
info@brainstorm-cell.com	mrice@lifesciadvisors.com
www.brainstorm-cell.com	www.LifeSciAdvisors.com